UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2010

ROADSHIPS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141907	20-5034780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 North Tryon Street, City Center Suite 1600
Charlotte NC 28202
704-237-3194
www.roadships.us

Registrant’s telephone number, including area code: 704-237-3194

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ROADSHIPS HOLDINGS, INC.

CURRENT REPORT ON FORM 8-K

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
Exhibit – 10.1 Memorandum of Understanding between Roadships Holdings, Inc. and Crowley Technical Services, LLC
Signatures

Item 1.01 Entry into a Material Definitive Agreement

Memorandum of Understanding

On October 14, 2010 Roadships Holdings, Inc. (“Roadships” or the “Registrant”) entered into a Memorandum of Understanding (the “MOU”) for the purpose of expressing the results of preliminary discussions, and preparing for future discussions, between the Registrant and Crowley Technical Services, LLC (“Crowley”) regarding the possible design, construction supervision and operation by Crowley of both foreign and U.S. Coast wise qualified Freight Vessels and related Intermodal Systems for Short Sea Shipping (the “Transaction”).

Pursuant to the MOU, the parties intend to continue with their due diligence review of the feasibility of the Transaction.  The review will include, but not be limited to, consideration of projected costs and revenues, labor, equipment, work prospects, governmental laws and regulations, vessel design, construction time and materials and shipyard cost and availability and like factors relevant to determining the feasibility of the Transaction.  It is understood that each party shall bear their own respective costs with respect to such review; provided, however, that the parties agree that Crowley shall arrange for/perform certain Naval Architecture and Operations Consulting and/or Project Engineering Services, including but not limited to formulating a process-flow plan, transportation arrangements, software requirements and a logistics/intermodal mode and compatibility study and;  provided, further, however, that any and all costs which consulting services during the review and negotiation period (as that term is defined below) shall be for the account of Roadships in accordance with Crowley’s “Proposal for Pricing of Existing Concept Design” (of even date) or other like proposals or agreements entered into between the parties during the review and negotiation period with the understanding that such additional services not agreed to as of the date of the MOU shall be a cost to be mutually agreed, which shall be received as a retainer by Crowley prior to performing any work related to the Transaction.

Crowley’s contract drawings and working drawings with all proprietary rights thereto shall remain the property of Crowley and cannot be used by Roadships to build vessels without permission from, and compensation to Crowley;  provided,  however, Crowley shall make such contract drawings and working drawings available to Roadships under Crowley’s “proposal for Pricing of Existing Concepts Design” (of even date) for the purposes of Shipyard pricing and bidding as set forth therein. Roadships also agrees not to provide exact details of Crowley’s existing work product concept designs to, nor build duplicate vessels for,  any other party without the prior written approval of, and compensation to Crowley. No provision of the MOU shall allow Roadships to claim ownership of any Crowley supplied drawings or data.

If the Crowley and Roadships mutually agree that the Transaction is feasible, they intend to enter into negotiations with each other to conclude the terms of certain binding definitive Design, Construction Supervision and Ship management Agreements between them for the operations of the Transaction.  If at any point in the future after moving forward with the Transaction Roadships intends to place any of the vessels for sale or possible ultimate use in the U.S. non-contiguous trades, Crowley shall have the first right or possible ultimate use in the U.S. non-contiguous trades, Crowley shall have the first right of refusal to purchase such vessels.

Roadships and Crowley intend to work exclusively with each other, related to the Transaction, to prepare and execute Design, Construction Supervision and Ship management Agreements, cooperate with each other to obtain all necessary third party consents, and Roadships shall continue in its efforts to secure the necessary financing. In the event that the parties do not enter into such binding definitive Design, Construction Supervision and Ship Management Agreements prior to March 31, 2011, Roadships and Crowley agree that the MOU shall thereupon terminate and be of no further force and effect. The parties may extend the review and negation period by mutual consent in writing.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit

Exhibit – 10.1 Memorandum of Understanding between Roadships Holdings, Inc. and Crowley Technical Services, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 21, 2010                                  Roadships Holdings, Inc.

By: /s/ Michael Nugent
                                                                           Michael Nugent
                                                                           Chief Executive Officer

Exhibit Index

Exhibit – 10.1 Memorandum of Understanding between Roadships Holdings, Inc. and Crowley Technical Services, LLC